Exhibit 99.1

Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Fiscal Year 2019 Financial Results and Reiterates Fiscal Year 2020 Guidance
-Achieves Record Revenue in FY 2019 of $171.4 Million, an increase of 32% Compares to Prior Year-
- Company Reiterates Previous Fiscal Year 2020 Guidance Metrics -

SANTA PAULA, Calif.--(BUSINESS WIRE) -- January 13, 2020 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq:LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the fourth quarter and full fiscal year ended October 31, 2019.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “We achieved record revenue and expanded our market share in fiscal year 2019. However, the uncontrollable weather aspect of our business affected lemon and orange pricing throughout the year and dramatically reduced our avocado crop. Even with these temporary challenges, we generated positive EBITDA and adjusted EBITDA, closed a strategic acquisition and are very well positioned to continue our market share growth and return to strong EBITDA and adjusted EBITDA results in fiscal 2020.”

Mr. Edwards continued, “As we enter fiscal year 2020, we expect a meaningful improvement in our operational efficiencies during the year, increase in bottom line contributions from lemons, oranges and avocados and additional equity earnings from our real estate development, Harvest at Limoneira.”

Alex Teague, Senior Vice President, stated, "Our strategic joint venture and land acquisition in Argentina with FGF Trapani completed in fiscal 2019 expands our global client reach and enables us to provide our customers with a year-round supply of citrus. This new relationship is a perfect fit with our One World of Citrus™ initiative and is instrumental in growing our international and domestic customer base.”

Fiscal Year 2019 Fourth Quarter Results

For the fourth quarter of fiscal year 2019, total net revenue was $36.5 million, compared to total net revenue of $14.7 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $35.3 million, compared to $13.5 million in the fourth quarter last year. The increase was primarily due to higher lemon volume offset by lower fresh lemon prices and lower fresh utilization. Rental operations revenue was $1.2 million in fiscal year 2019, similar to the fourth quarter of last year.

Agribusiness revenue for the fourth quarter of fiscal year 2019 includes $17.0 million in fresh lemon sales, compared to $7.1 million of fresh lemon sales during the same period of fiscal year 2018, with the increase the result of higher lemon volume offset by lower fresh lemon prices and lower fresh utilization. Approximately 793,000 cartons of fresh lemons were sold during the fourth quarter of fiscal year 2019 at a $21.46 average price per carton compared to approximately 239,000 cartons sold at a $29.71 average price per carton during the fourth quarter of fiscal year 2018. Additionally, brokered and other lemon sales increased approximately $7.0 million in the fourth quarter of fiscal year 2019 primarily as a result of adopting new revenue recognition standards. As anticipated, the Company recognized $2.3 million of avocado revenue from crop insurance payment related to the excessive heat in the summer of 2018 that dramatically affected avocado production in fiscal 2019 compared to minimal revenue in the fourth quarter of fiscal year 2018. The Company recognized $2.1 million of orange revenue in the fourth quarter of fiscal year 2019, compared to $0.3 million in the same period of fiscal year 2018, primarily attributable to a $1.4 million increase in brokered oranges sold under the new revenue recognition standards. Specialty citrus and other crop revenues were $2.1 million in the fourth quarter of fiscal year 2019, compared to $1.4 million in the fourth quarter of fiscal year 2018. The increase was primarily due to increased wine grape and pistachio revenues.

Total costs and expenses for the fourth quarter of fiscal year 2019 increased to $40.1 million, compared to $24.3 million in the fourth quarter of last fiscal year. The fourth quarter of fiscal year 2019 increase in operating expenses was primarily attributable to increases in agribusiness costs and expenses due to increased volume of third-party grower lemons packed and sold and increased selling, general and administrative costs due to the acquisition of Trapani Fresh. Costs associated with its agribusiness include packing costs, harvest costs, growing costs, costs related to the fruit procured and sold for third-party growers and depreciation expense.

Operating loss for the fourth quarter of fiscal year 2019 was $3.6 million, compared to a loss of $9.6 million in the fourth quarter of the previous fiscal year. Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2019 was $3.2 million and compares to a net loss of $3.4 million in the fourth quarter of fiscal year 2018. Net loss per diluted share for the fourth quarter of fiscal year 2019 was $0.18 and $0.19 for fiscal year 2018.

Excluding the non-cash unrealized gain on stock in Calavo Growers, Inc. (“Calavo”),equity in earnings of Limoneira Lewis Community Builders, LLC (“LLC”) and gain on sale of property assets for the fourth quarter of fiscal year 2019, adjusted net loss applicable to common stock was $4.2 million or $0.24 per diluted share, compared to fourth quarter of fiscal year 2018 adjusted net loss of $5.3 million or $0.30 per diluted share which excludes the $4.2 million realized gain on stock in Calavo and $1.6 non-cash impairment of Santa Maria real estate assets.

Adjusted EBITDA was a loss of $2.1 million in the fourth quarter of fiscal year 2019 compared to a loss of $1.2 million in the same period of fiscal year 2018. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.

Fiscal Year 2019 Results

For the fiscal year ended October 31, 2019, revenue increased to $171.4 million, compared to $129.4 million for the fiscal year ended October 31, 2018. Operating loss for the fiscal year 2019 was $5.5 million, compared to an operating income of $9.5 million for the fiscal year 2018. Net loss applicable to common stock, after preferred dividends, was $6.4 million for the fiscal year 2019, compared to net income of $19.7 million for the fiscal year 2018. Net loss per diluted share for the fiscal year 2019 was $0.37, compared to a net income per diluted share of $1.25 for the fiscal year 2018.

Excluding the gain on asset sales of $1.1 million, non-cash $2.1 million unrealized loss on stock in Calavo and $2.9 million equity in earnings of LLC for the fiscal year 2019, adjusted net loss applicable to common stock was $7.8 million or $0.45 per share. This compares to adjusted net income of $7.9 million or $0.50 per diluted share for the same period in fiscal year 2018 which excludes a non-cash $10.3 million, or $0.63 per diluted share, one-time tax benefit associated with the decrease in its deferred tax liability during the first quarter of fiscal year 2018, sale of Calavo Growers, Inc. stock for a $4.2 million gain or $0.19 per diluted share and non-cash impairment of Santa Maria real estate assets for $1.6 million or $.07 per diluted share during fourth quarter of fiscal year 2018. Per share data is based on approximately 17.6 million and 16.2 million, respectively, weighted average diluted common shares outstanding.

Adjusted EBITDA for the fiscal year 2019 was $1.9 million compared to $23.4 million in the same period last year. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

During fiscal year, ended October 31, 2019, net cash provided by operating activities was $1.4 million, compared to $18.4 million in the prior year. Net cash used in investing activities was $23.7 million, compared to $50.8 million in the prior year. The decrease was primarily related to acquisitions that occurred in 2018. Net cash provided by financing activities was $22.4 million in the fiscal year ended October 31, 2019, compared to $32.5 million used in the same period past year.

Long-term debt as of October 31, 2019 was $105.9 million, compared to $77.0 million at the end of fiscal 2018.

Recent Strategic Acquisitions

On May 30, 2019, the Company acquired for $15.0 million a 51% interest in a joint venture, Trapani Fresh, formed with FGF Trapani (“FGF”), a multi-generational, family owned citrus operation in Argentina. The Company expects a full year benefit from the joint venture formed with FGF and land acquisition in fiscal year 2020.

Real Estate Development

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, now named Harvest at Limoneira, broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. Grading began in November 2017 and the joint venture received lot deposits from two national homebuilders, Lennar and KB Home, in fiscal year 2018 and initial lot sales representing 210 residential units closed in fiscal year 2019. In addition, the joint venture closed on an additional 33 lots in the first quarter of fiscal year 2020. Over the 6 to 9-year life of this project, the joint venture will have approximately 1,500 total residential units to be built and sold.

In addition, the Company announced the sale of its multi-use facility consisting of a retail convenience store, gas station, car wash, and quick serve restaurant located in Santa Paula, CA. The transaction closed on August 30, 2019 and the Company received approximately $4.0 million in net proceeds and recognized a gain of approximately $0.6 million.

In October 2019, the Company sold The Terraces at Pacific Crest ("Pacific Crest") for approximately $3.0 million. The Company received net proceeds of $2.9 million and recognized a gain of approximately $0.4 million.

Fiscal Year 2020 Outlook

The Company is reiterating its previously announced fiscal year 2020 guidance.

For fiscal year 2020, the Company is providing adjusted EBITDA guidance and lemon volume guidance by cartons and will not be providing earnings per share guidance going forward. The Company believes adjusted EBITDA can facilitate a more complete analysis and greater transparency into its ongoing results of operations and remove certain non-cash items that create fluctuations in its earnings per share. These items include:

•	Depreciation and amortization, which will be increasing on an annual basis from recent and expected future acquisitions,

•	The requirement to mark-to-market the price of Calavo stock in net income, and

•	The expected continuous equity in earnings generated from Harvest at Limoneira.

Excluding the non-cash mark-to-market on stock in Calavo and equity in earnings from Harvest at Limoneira adjusted EBITDA for fiscal year 2020 is expected to be in the range of $22 million to $26 million. For fiscal year 2020, the Company and its international affiliates are expecting to sell 7.5 to 9.5 million cartons of fresh lemons globally. Included in the global cartons estimate, are 5 to 6 million cartons the Company expects to sell domestically.

As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures related to EBITDA, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Longer-Term Growth Pipeline

Looking into fiscal year 2020 and beyond, the Company has an additional 1,200 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 300 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase its domestic supply of Limoneira owned lemons from its 2020 level by approximately 50%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (866) 548-4713 from the U.S. and international callers can dial (323) 794-2093. A telephone replay will be available approximately two hours after the call concludes and will be available through January 27, 2020, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 2517152.

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lç moñ âra) is a dedicated sustainability company with 15,700 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2019 and 2020, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings that are available on the SECs website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes unrealized loss on stock in Calavo, LLCB earnings in equity investment, sale of property assets and impairments on real estate development assets when applicable, is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Fiscal Year 2019 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts. EBITDA and adjusted EBITDA is summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

EBITDA and adjusted EBITDA is summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2019	2018	2019	2018
Net (loss) attributable to Limoneira Company	$(3,075)	$(3,237)	$(5,943)	$20,188
Interest expense, net	821	68	2,134	1,122
Income tax (benefit) provision	(881)	(1,636)	(1,097)	(6,729)
Depreciation and amortization	2,306	2,065	8,633	7,275
EBITDA	$(829)	$(2,740)	$3,727	$21,856
Unrealized loss on stock in Calavo Growers, Inc.	(13)	—	2,054	—
LLC earnings in equity investments	(297)	—	(2,870)	—
Gain on sale of property assets	(991)	—	(991)	—
Impairment of real estate development assets	—	1,558	—	1,558
Adjusted EBITDA	$(2,130)	$(1,182)	$1,920	$23,414

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net (loss) income attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2019	2018	2019	2018
Net (loss) income attributable to Limoneira Company	$(3,075)	$(3,237)	$(5,943)	$20,188
Preferred dividends and effect of unvested, restricted stock	(138)	(134)	(552)	(535)
Net (loss) income for basic EPS	(3,213)	(3,371)	(6,495)	19,653
Unrealized (gain) loss on stock in Calavo (net of tax)	(10)	—	1,520	—
LLC earnings in equity investment (net of tax)	(220)	—	(2,124)	—
Gain on sale of property assets (net of tax)	(734)	—	(734)	—
Impairments of real estate development assets (net of tax)	—	1,148	—	1,148
Gain on sale of stock in Calavo Growers, Inc. (net of tax)	—	(3,112)	—	(3,112)
Tax Cuts and Jobs Act of 2017 impact	—	—	—	(10,295)
Adjusted net (loss) income attributable to Limoneira Company	$(4,177)	$(5,335)	$(7,833)	$7,394

Adjusted net (loss) income for diluted EPS	$(4,177)	$(5,335)	$(7,833)	$7,929

Actual:
Basic net (loss) income per common share	$(0.18)	$(0.19)	$(0.37)	$1.26
Diluted net (loss) income per common share	$(0.18)	$(0.19)	$(0.37)	$1.25

Weighted-average common shares outstanding-basic	17,597,000	17,528,000	17,580,000	15,581,000
Weighted-average common shares outstanding-diluted	17,597,000	17,528,000	17,580,000	16,209,000
Adjusted:
Basic net (loss) income per common share	$(0.24)	$(0.30)	$(0.45)	$0.48
Diluted net (loss) income per common share	$(0.24)	$(0.30)	$(0.45)	$0.50

Weighted-average common shares outstanding-basic	17,597,000	17,528,000	17,580,000	15,581,000
Weighted-average common shares outstanding-diluted	17,597,000	17,528,000	17,580,000	16,209,000

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	October 31, 2019	October 31, 2018
Assets
Current assets:
Cash	$616	$609
Accounts receivable, net	18,099	14,116
Cultural costs	7,223	5,413
Prepaid expenses and other current assets	8,153	10,528
Income taxes receivable	979	378
Total current assets	35,070	31,044

Property, plant and equipment, net	248,114	225,681
Real estate development	17,602	107,162
Equity in investments	58,223	18,698
Investment in Calavo Growers, Inc.	17,346	24,250
Goodwill	1,839	1,431
Other intangible assets, net	12,407	6,225
Other assets	9,266	6,848
Total assets	$399,867	$421,339

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,974	$6,134
Growers payable	14,500	10,089
Accrued liabilities	9,167	7,724
Fair value of derivative instrument	—	—
Current portion of long-term debt	3,023	3,127
Total current liabilities	31,664	27,074
Long-term liabilities:
Long-term debt, less current portion	105,892	76,966
Deferred income taxes	24,346	25,372
Other long-term liabilities	5,467	3,647
Sale-leaseback deferral	—	58,330
Total liabilities	167,369	191,389

Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at October 31, 2019 and 2018) (8.75% coupon rate)	1,479	1,479

Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2019 and 2018) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2019 and 2018)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,756,180 and 17,647,135 shares issued and outstanding at October 31, 2019 and 2018, respectively)	178	176
Additional paid-in capital	160,254	159,071
Retained earnings	53,089	50,354
Accumulated other comprehensive (loss) income	(7,255)	8,965
Noncontrolling interest	15,422	574
Total stockholders' equity	221,688	219,140
Total Liabilities and Stockholders' Equity	$399,867	$421,339

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2019	2018	2019	2018
Net revenues:
Agribusiness	$35,295	$13,469	$166,549	$124,344
Rental operations	1,181	1,245	4,849	5,048
Total net revenues	36,476	14,714	171,398	129,392
Costs and expenses:	—
Agribusiness	33,631	17,140	152,372	98,083
Rental operations	1,144	1,040	4,311	4,085
Real estate development	26	33	128	127
Impairments of real estate development assets	—	1,558	—	1,558
Gain on sale of property assets	(1,069)	—	(1,069)	—
Selling, general and administrative	6,351	4,524	21,170	16,053
Total costs and expenses	40,083	24,295	176,912	119,906
Operating (loss) income	(3,607)	(9,581)	(5,514)	9,486
Other income (expense):
Interest expense, net	(821)	(68)	(2,134)	(1,122)
Equity in earnings of investments	624	543	3,073	583
(Loss) gain on sale of stock in Calavo Growers, Inc.	(57)	4,223	(63)	4,223
Net unrealized gain (loss) on stock in Calavo Growers, Inc.	13	—	(2,054)	—
Other income, net	(246)	30	129	313
Total other income (expense)	(487)	4,728	(1,049)	3,997

(Loss) income before income tax benefit (provision)	(4,094)	(4,853)	(6,563)	13,483

Income tax benefit (provision)	881	1,636	1,097	6,729
Net (loss) income	(3,213)	(3,217)	(5,466)	20,212
Loss (income) attributable to noncontrolling interest	138	(20)	(477)	(24)
Net (loss) income attributable to Limoneira Company	(3,075)	(3,237)	(5,943)	20,188
Preferred dividends	(125)	(125)	(501)	(501)
Net (loss) income applicable to common stock	$(3,200)	$(3,362)	$(6,444)	$19,687

Basic net (loss) income per common share	$(0.18)	$(0.19)	$(0.37)	$1.26

Diluted net (loss) income per common share	$(0.18)	$(0.19)	$(0.37)	$1.25

Weighted-average common shares outstanding-basic	17,597,000	17,528,000	17,580,000	15,581,000
Weighted-average common shares outstanding-diluted	17,597,000	17,528,000	17,580,000	16,209,000